EXHIBIT 99.1

UNITED STATES DEPARTMENT OF COMMERCE SELECTS
APPLIED DNA SCIENCES' PROPRIETARY EMBEDDED-DNA TEXTILE MARKER SYSTEM

Oak Ridge

-Company's DNA-Based Textile Marker System Selected as One of Three Technologies as a Key Solution For U.S. Textile Manufacturers and the Customs Service to Combat Illegal Textile Imports-

LOS ANGELES (April 10, 2003) - Applied DNA Sciences, Inc. (OTC-BB:
APDN), a provider of proprietary embedded-DNA security solutions, today announced that the United States Department of Commerce has selected its proprietary embedded-DNA textile marker system as one of three technologies as a key solution that may allow for a cost-effective textile "marker" system for practical use by both U.S. textile manufacturers and the Customs Service. The selection was made at the recommendation of the Energy Department's Oak Ridge National Laboratory.

Applied DNA Sciences, Inc. (Applied DNA Sciences) provides commercially available embedded-DNA marker technologies that can be readily and economically tailored to numerous applications and industries. The company has adapted its DNA marker technologies to provide a cost-effective system to "mark" textile raw materials and finished goods. Applied DNA Sciences' DNA textile marker would identify both the country of origin as well as the specific factories where a garment, other textile products and/or its components were produced or assembled. The company's marker technologies could also be used to protect brands, trademarked products and other intellectual property that are critical to the textile products industry.

In October 2002, as part of the Bush Administration's long-term ongoing effort to address trade challenges facing the U.S. textile industry, the Commerce Department secured the expertise of the Oak Ridge National Laboratory to evaluate and select the best process by which to identify and verify whether the components of foreign made goods were from the United States or of foreign origin. U.S. apparel import preference programs require the use of U.S. fabrics and yarns. The origin of fabrics and yarns, however, is difficult to determine, compromising the enforcement of these programs. The ability to identify U.S. textile components with a practical and cost-effective "marker system" would identify illegal textile imports, and authenticate legal textile imports allowed under the apparel import preference programs. Apparel manufacturers and retailers lose substantial revenues every month as a result of counterfeited textile goods. Illegal textile imports have not only caused hundreds of thousands of U.S. textile workers to lose their jobs, but have resulted in millions of dollars in lost import tariffs and taxes.

Dr. Glenn Allgood, Oak Ridge National Laboratory's principal investigator, recommended three technologies to the Commerce Department after extensive research and evaluation of available and proposed technologies. Those three technologies are: (1) Applied DNA Sciences' embedded-DNA; (2) ultra-violet fluorescent marks; and (3) nanobarcodes. As one of the three technologies selected by the Commerce Department, Applied DNA Sciences will soon begin a prototype test with one or more U.S. textile companies. The Bush administration has stated that it wants new technology to trace illegal textile imports in place in 2004.

Commenting on the selection, Dr. Allgood stated, "In the review process, I found Applied DNA Sciences' embedded-DNA marker to be a compelling technology. Its performance characteristics, time to market, and cost makes the Applied DNA Sciences' system a very strong candidate to provide the cost effective and turn key system to combat counterfeiting in the textile industry. The selection of these three technologies concludes the Commerce Department's first phase of the textile marker initiative."

Applied DNA Sciences' textile solution cost-effectively inserts DNA markers during the textile manufacturing process. The company believes its DNA marker will remain embedded in the fabric or yarn for more than 100 years. It is believed the DNA markers will be able to withstand extremely harsh textile processes including desizing, scouring, bleaching, mercerizing, dyeing, finishing, etc. The origin of raw textile materials and finished goods can be verified using Applied DNA Sciences' proprietary DNA detection methods.

In a press release issued by the Commerce Department April 3, 2003, Under Secretary of Commerce for International Trade, Grant Aldonas, was quoted as saying, "The Bush Administration is working hard to level the playing field for the U.S. textile industry as it competes in the global marketplace. Oak Ridge has identified three technologies that show promise in the fight against fraudulent textile imports." Aldonas was later quoted as saying, "It may be one of those things in which we invest in all three. The (textile) companies would decide. Ultimately the best choice is the lowest cost technology with the highest enforcement rates."

"We are extremely enthused about the Commerce Department's selection of our DNA marker technology for the textile industry," said Larry Lee, chief executive officer of Applied DNA Sciences. "We believe our marker system could play a significant role in the U.S. and worldwide textile anti-counterfeit and anti-fraud markets and that it provides the most cost-efficient solution for the textile industry. The technology should also provide a reliable means for enforcement and accountability."

Lee continued, "Our DNA marker technology can be implemented in a timely basis within the existing manufacturing processes of the textile industry and can be delivered with a cost-effective price point. We expect to immediately implement prototype systems with one or more textile companies. If in fact our DNA marker is ultimately used by a meaningful percentage of the U.S. textile companies, it would likely have a sizeable and material positive impact on our company's revenues and profitability."

Relevant Background and Data Points

     - The United States Department of Agriculture estimates that 8.2 billion pounds of cotton will be produced in the U.S. in fiscal 2003.

     - According to The American Textile Manufacturers Institute website, 10.9 billion pounds of yarn was produced in the U.S. in 2000.

     - Textiles and apparel represent about 45 percent of all the duties the Customs Service collects annually. Roughly 55,000 textiles and apparel importers bring goods to the country, accounting for about $80 billion worth of U.S. imports each year, customs officials says. Illegal shipments of clothes and fabric from China are cheating the U.S. government out of millions of dollars and costing American workers their jobs, say industry and government sources. U.S. Customs Service agents seized about $45 million in "wearing apparel" that was shipped illegally or smuggled to the United States last year, a nearly six-fold increase from 2001, the agency said. (Source: The Washington Times, 2/24/03.)

     - The Government Accounting Office predicted in 1994 that the U.S. textile and apparel industries would lose up to 255,000 jobs because of free-trade agreements. That estimate was far short: The Bureau of Labor Statistics puts the total at 650,000.

About Oak Ridge National Laboratory

Oak Ridge National Laboratory (ORNL) is a multiprogram science and technology laboratory managed for the U.S. Department of Energy by UT-Battelle, LLC. Scientists and engineers at ORNL conduct basic and applied research and development to create scientific knowledge and technological solutions that strengthen the nation's leadership in key areas of science; increase the availability of clean, abundant energy; restore and protect the environment; and contribute to national security. ORNL staffs more than 3,000, and 1,500 of which are scientists and engineers. Mission is to pioneer the development of new energy sources, technologies, and materials and to contribute to the advancement of knowledge in the biological, chemical, computational, engineering, environmental, physical, and social sciences.

About Applied DNA Sciences, Inc.

Applied DNA Sciences, Inc. provides proprietary embedded-DNA security solutions that verify authenticity and protect corporate and government agencies from counterfeiting, fraud, piracy, product diversion, and unauthorized intrusion. Applied DNA Sciences has an exclusive licensing and partnership agreement covering North America and Europe with Biowell Technology, Inc. (http://www.biowell.com.tw/eng) of Taiwan. The company develops, markets, and sub-licenses DNA security systems, supply-chain management systems and anti-counterfeit solutions. Applied DNA Sciences' technology addresses the more than $350 billion of counterfeit products sold each year as well as the multi-billion dollar homeland security market. The company is headquartered at 9255 W. Sunset Blvd., Los Angeles, CA 90069; Tel: 310.860.1362; Fax:
310.860.1303 or visit www.ADNAS.com.

The statements made by Applied DNA Sciences, Inc. (the Company) may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA Sciences, Inc. Actual results could differ materially from those projected due to changes in interest rates, market competition, changes in the local and national economies, and various other factors. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contacts:                                    Investor Relations:

Kristin Gabriel, Public Relations            Robert B. Prag, President
Applied DNA Sciences, Inc.                   The Del Mar Consulting Group, Inc.
310.860.1362                                 858.794.9500
kgabriel@adnas.com                           bprag@delmarconsulting.com

9255 W. Sunset Blvd. Suite 805 Los Angeles, CA 90069   Tel: 310-860-1DNA (1362)
Fax: 310-310-860-1303
www.adnas.com